Exhibit 99.(h)(6)(a)

FORM OF
SPECIAL CUSTODY AND PLEDGE AGREEMENT

          AGREEMENT, (hereinafter “Agreement”) dated as of December 1, 2010 among State Street Bank and Trust Company, a Massachusetts trust company, in its capacity as custodian hereunder (“Custodian”), each series listed on Exhibit A attached hereto (each individually and not collectively, a “Fund”), and BNP Paribas, acting through its New York Branch (the “Counterparty”).

          WHEREAS, the Fund will provide pledged collateral to Counterparty to secure obligations owing by the Fund to the Counterparty under the account agreement included in the U.S. PB Agreement dated as of December 1, 2010 with the Counterparty (the “Account Agreement”); and

          WHEREAS, Counterparty is required to comply with applicable laws and regulations pertaining to extensions of credit and borrowing of securities, including the margin regulations of the Board of Governors of the Federal Reserve System and of any relevant securities exchanges and other self-regulatory associations (the “Margin Rules”) and Counterparty’s internal policies; and

          WHEREAS, to facilitate extensions of credit and the borrowing of securities from the Counterparty, the Fund and Counterparty desire to establish procedures for compliance with the Margin Rules; and

          WHEREAS, Custodian, as custodian of certain assets of the Fund pursuant to a custody agreement (the “Custody Agreement”), is prepared to act as custodian for Collateral (as herein defined) pursuant to the terms and conditions of this Agreement;

          NOW, THEREFORE, be it agreed as follows:

          (1) As used herein, capitalized terms have the following meanings unless otherwise defined herein:

          “Adequate Performance Assurance” shall mean such Collateral placed in the Special Custody Account (as such term is herein defined) as is adequate under the Margin Rules and as set forth in the Account Agreement.

          “Advice from Counterparty” means a notice or entitlement order (as defined in Section 8-102 of the UCC (as defined herein)) delivered by an Authorized Representative of Counterparty to the Fund or Custodian, as applicable hereunder, communicated: (i) in writing; (ii) by a facsimile-sending device; or (iii) in cases of calls for additional Collateral (as such term is herein defined) or notices referred to in paragraph 8 hereof, by telephone to a person designated by the Fund or Custodian in writing as authorized to receive such advice or, in the event that no such person is available, to any officer of the Fund or Custodian and confirmed in writing promptly thereafter. A duly-authorized officer of Counterparty will certify to Custodian, on Appendix A attached hereto, the names and signatures of those employees of Counterparty who are authorized to sign Advices from Counterparty (each, an “Authorized Representative of Counterparty”), which certification may be amended from time to time. The term “Authorized Representative of Counterparty” shall also include any person who has apparent authority as an officer, director, principal or manager of the Counterparty to sign Advices from Counterparty, even in the event that such person has not been specifically named on or provided a specimen signature on an Appendix A attached hereto.

          “Business Day” means a day on which Custodian, the Fund and the Counterparty are open for business.

          “Collateral” means U.S. cash, U.S. government securities, other U.S. margin-eligible securities or foreign margin-eligible securities (other than Japanese government bonds (“Foreign Securities”) acceptable to the Counterparty and Custodian which are pledged to the Counterparty as provided herein. With regard to Foreign Securities, the Fund and the Counterparty agree to the requirements and conditions that are described in Section 2(e) of this Agreement.

          “Foreign Assets” means any investments (including foreign currencies) for which the primary market is outside the United States, and any cash and cash equivalents that are reasonably necessary to effect the Fund’s transactions in those investments.

          “Instructions from Fund” means a request, direction or certification in writing signed in the name of the Fund by a person authorized by the Fund, on Appendix B attached hereto (as may be amended from time to time), and delivered to Custodian or transmitted to it by a facsimile-sending device, except that instructions to pledge initial or additional Collateral may be given by telephone and thereafter confirmed in writing signed in the name of the Fund by a person authorized in writing by the Fund.

          (2) (a) Upon instructions from the Fund, Custodian, in its capacity as a Securities Intermediary as defined in Revised Article 8 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “UCC”), to the extent the same may be applicable, or in applicable federal law or regulations, shall segregate Collateral on its books and records as an account for Counterparty entitled “BNP Paribas, acting through its New York Branch (“BNP”), for the benefit of [Name of the relevant Fund] pledgor to BNP” (“Special Custody Account”) and shall hold therein for the Counterparty as pledgee upon the terms of this Agreement all Collateral. The Fund agrees to limit segregation of Collateral so as not to exceed 50% of the Fund’s gross market value. The Custodian hereby agrees that any Collateral except U.S. cash held in the Special Custody Account shall be treated as a financial asset for purposes of the UCC to the extent the same may be applicable, and Custodian shall elect to hold such Collateral that is U.S. cash as a deposit in its capacity as a “bank” as such term is defined in Section 9-102(a)(8) of the UCC, which deposit account shall constitute part of, and be maintained in the same manner as, the Special Custody Account. The Fund agrees to instruct Custodian through Instructions from Fund as to the cash and specific securities which Custodian is to identify on its books and records as pledged to the Counterparty as Collateral in the Special Custody Account.

                    (b) The Fund agrees to provide and at all times maintain Adequate Performance

Assurance in the Special Custody Account pursuant to the terms and conditions of this Agreement. Such Collateral (i) may be released only in accordance with the terms of this Agreement; and (ii) except as required to be released hereunder to the Counterparty, shall not be made available to the Counterparty or to any other person claiming through the Counterparty, including creditors of the Counterparty. Custodian will maintain accounts and records for the Collateral in the Special Custody Account separate from the accounts and records of any other property of the Fund which may be held by Custodian, subject to the interest therein of the Counterparty as the pledgee thereof in accordance with the terms of this Agreement. Such security interest in any item of Collateral will terminate at such time as such item of Collateral is released to the Fund as provided in paragraph 4 hereof.

                    Unless otherwise instructed in writing by the Fund, all distributions (other than those from a corporate action, redemptions or issuer calls) on Collateral received by the Custodian and any proceeds of transfer or other payments (other than those from corporate actions, redemptions or issuer calls) with respect to Collateral in the Special Custody Account, including, but not limited to, interest and dividends, shall not constitute Collateral and shall be delivered to the Fund’s custody account.  Any distribution on Collateral from a corporate action, redemption or issuer call received by the Custodian shall be credited to the Special Custody Account as additional Collateral and shall be held in the Special Custody Account as Collateral until released therefrom or withdrawn in accordance with this Agreement.

                    (c) The Fund, the Counterparty and Custodian agree that Collateral will be held for the Counterparty in the Special Custody Account by Custodian under the terms and conditions of this Agreement and that the Custodian will take such actions with respect to any Collateral (including without limitation the delivery thereof in accordance with paragraph 8) as the Counterparty shall direct in an Advice from Counterparty, without further consent of the Fund.

                    (d) The Fund hereby grants a continuing security interest to the Counterparty in: (i) the Special Custody Account and all Collateral and other financial assets credited thereto, from time to time, (ii) its accounts with the Counterparty, and (iii) all proceeds of the foregoing to secure the Fund’s obligations to the Counterparty under the Account Agreement. Custodian shall have no responsibility for the validity or enforceability of such security interest.

                    (e) Custodian agrees to release Foreign Securities from the Special Custody Account only upon receipt of an Advice from Counterparty (including for whatever uses are permissible under the Account Agreement, though Custodian shall at no time have responsibility for determining whether Counterparty is in compliance with those permissible uses). Counterparty agrees, upon request of the Fund or Custodian, to provide such an Advice from Counterparty to Custodian with respect to the Foreign Securities selected by the Fund directing the release of such Foreign Securities to the Fund if any of the following are satisfied: (i) if said Collateral represents an excess in value of the Collateral necessary to constitute Adequate Performance Assurance at that time; (ii) if there is prior receipt in the Special Custody Account of substitute Collateral having a value at least equal (with any remaining Collateral) to constitute Adequate Performance Assurance; or (iii) upon termination of the Fund’s accounts with Counterparty and settlement in full of all transactions therein and any amounts owed to the

Counterparty with respect thereto. As between the Fund and Custodian, the Fund agrees that any buy-ins, fees, or penalties assessed in a non-U.S. market in connection with the sale, segregation, or substitution of Foreign Securities covered by this Agreement shall be solely the responsibility of the Fund, which agrees to indemnify and hold harmless Custodian in accordance with the terms of the Custody Agreement. The Fund hereby acknowledges that its instruction to Custodian to segregate any Foreign Security as Collateral signifies the Fund’s acceptance of Country Risk (as defined in the Custody Agreement) with regard to holding or transacting in such Foreign Security or in segregating such Foreign Security.  The Fund and the Counterparty agree that the Fund shall not be required to physically move a Foreign Security from a foreign sub-custodian to the Custodian in order to pledge such Foreign Security.  It shall be sufficient for purposes of any such pledge if the Custodian segregates Foreign Securities designated from time to time by the Fund on the Custodian’s books and records as being held pursuant to a foreign sub-custodian arrangement subject to such pledge.  Notwithstanding the foregoing, such Foreign Securities may, upon the request of the Fund and subject to the satisfaction of the conditions contained in this sub-paragraph (e),  be moved from the foreign sub-custodian account into the Fund’s custody account or Special Custody Account, as applicable. Furthermore, the parties agree that any attempt by the Fund to sell or trade any Foreign Security shall constitute a request by the Fund to the Counterparty to provide an Advice from Counterparty to the Custodian to release such Foreign Security and the Fund shall not be required to take any other action provided that Custodian or the Fund notifies Counterparty of such sale or trade.

          The Counterparty hereby acknowledges that with respect to any Foreign Securities that may be held by (x) Custodian (or its nominee), (y) a sub-custodian (or its nominee) within Custodian’s network of sub-custodians (each a “Sub-Custodian”), or (z) a depository or book-entry system for the central handling of securities in which Custodian or the Sub-Custodian are participants, there is a risk that local law, rule, regulation or market practice or the rules of any such Sub-Custodian or depository/book-entry system may be inconsistent with the application of New York law and the performance of Custodian’s obligations under the UCC. To the extent any such inconsistency inhibits Custodian’s performance of such obligations, the Counterparty hereby waives such performance. The parties hereby further acknowledge that Custodian gives no assurance that a security entitlement is created under the UCC at the Euroclear or Cedelbank level with respect to the Fund’s assets held in Euroclear or Clearstream or their successors.

          (3) Custodian will confirm in writing to the Counterparty and the Fund, within one (1) Business Day, all pledges, releases or substitutions of Collateral and will supply the Counterparty and the Fund with a monthly statement of Collateral in the Special Custody Account and transactions in the Special Custody Account during the preceding month. Custodian will also advise the Counterparty and the Fund upon reasonable request, of the kind and amount of Collateral pledged to the Counterparty.

          (4) Custodian agrees to release Collateral from the Special Custody Account only upon receipt of an Advice from Counterparty (including for whatever uses are permissible under the Account Agreement, though Custodian shall at no time have responsibility for determining whether Counterparty is in compliance with those permissible uses). Counterparty agrees, upon request of the Fund or Custodian, to provide such an Advice from Counterparty to Custodian with respect to Collateral selected by the Fund directing the release of such Collateral to the Fund if any of the following are satisfied: (i) if said Collateral represents an excess in value of the Collateral necessary to constitute Adequate Performance Assurance at that time; (ii) if there is prior receipt in the Special Custody Account of substitute Collateral having a value at least equal (with any remaining Collateral) to constitute Adequate Performance Assurance; or (iii) upon termination of the Fund’s accounts with Counterparty and settlement in full of all transactions therein and any amounts owed to the Counterparty with respect thereto. It is understood that the Counterparty will be responsible for valuing Collateral; Custodian at no time has any responsibility for determining whether the value of Collateral is equal in value to Adequate Performance Assurance. Notwithstanding the foregoing, the parties agree that any attempt by Fund to sell or trade any Collateral shall constitute a request by Fund to the Counterparty to provide an Advice from Counterparty to Custodian to release such Collateral and Fund shall not be required to take any other action provided that Custodian or the Fund notifies Counterparty of such sale or trade.

          (5) The Fund represents and warrants to the Counterparty that securities pledged to the Counterparty shall be in good deliverable form (or Custodian shall have the unrestricted power to put such securities into good deliverable form), and that Collateral will not be subject to any liens or encumbrances other than the liens related to foreign custodian liens permitted by Rule 17f-5 of the Investment Company Act of 1940, as amended (the “1940 Act”) and the lien in favor of the Counterparty contemplated hereby.

          (6) Collateral shall at all times remain the property of the Fund subject only to the extent of the interest and rights therein of the Counterparty as the pledgee and secured party thereof. Other than liens for safe custody or administration of Foreign Assets granted to (x) any entity that is incorporated or organized under the laws of a country other than the United States or (y) a majority-owned direct or indirect subsidiary of a regulated and permitted U.S. bank or bank-holding company (other than Custodian or its affiliates) or (z) any creditors of any entity referenced in (x) or (y) above (other than Custodian or its affiliates), (a) Custodian represents that Collateral is not subject to any other lien, charge, security interest or other right or claim of Custodian or any person claiming through Custodian, and (b) Custodian hereby waives any right, charge, security interest, lien or right of set off of any kind which it may have, or acquire with respect to, the Collateral including, without limitation, liens pursuant to the Custody Agreement. Except for the claims and interests of the Counterparty and the Fund, Custodian has not, to the best of its knowledge, received written notice of any claim to, or interest in, the Special Custody Account, any financial asset credited thereto or any security entitlement in respect thereof. Custodian shall use its commercially reasonable efforts to notify the Counterparty and the Fund as soon as practicable if Custodian receives any notice of levy, lien, court order or other process purporting to affect the Collateral.

          (7) The Counterparty shall, on each Business Day, compute the aggregate net credit or debit balance under the Account Agreement, and advise the Fund by 11:00 A.M. New York time of the amount of the net debit or credit, as the case may be. If a net debit balance exists on such day, the Fund will cause, by the close of business on such day, an amount of Collateral to be deposited in the Special Custody Account to provide Adequate Performance Assurance related to such net debit balance. Counterparty will charge interest on debit balances in accordance with Counterparty’s policies as set forth in the Account Agreement and Counterparty will not pay interest on credit balances.

          (8) (a) The occurrence of the following constitutes a default by the Fund hereunder: there occurs an Event of Default (as defined in the Account Agreement) with respect to the Fund (a “Fund Default”).

                    (b) Upon Counterparty’s determination that a Fund Default has occurred, if Counterparty wishes to declare such default, Counterparty shall notify the Fund (with a copy delivered to Custodian) in an Advice from Counterparty of such Fund Default (a “Counterparty Notice of Default”). No sooner than close of business on the next day after transmittal by Counterparty of the Counterparty Notice of Default, Counterparty may take any action permitted pursuant to the Account Agreement.

          (9) The Counterparty hereby covenants, for the benefit of the Fund, that the Counterparty will not instruct Custodian pursuant to an Advice from Counterparty to take any action in relation to the Collateral pursuant to paragraph 8 until after the occurrence of the events and the expiration of the time periods set forth in paragraph 8. The foregoing covenant is for the benefit of the Fund only and shall in no way be deemed to constitute a limitation on Custodian’s obligation to act upon instructions pursuant to an Advice from Counterparty and Custodian’s obligation to act upon such instructions, which instructions, for the avoidance of doubt, may include directions to deliver Collateral to Counterparty other than pursuant to paragraph 8 (including for other permissible uses under the Account Agreement). Custodian shall not be required to make any determination as to whether such delivery is made in accordance with any provisions of this Agreement or any other agreement between the Counterparty and the Fund. Custodian will, however, provide prompt telephone notice to an officer of the Fund of receipt by Custodian of an Advice from Counterparty to deliver Collateral.

          (10) Custodian’s duties and responsibilities are set forth in this Agreement. Custodian shall act only upon receipt of an Advice from Counterparty regarding release of Collateral, except as required by applicable law. Custodian shall not be liable or responsible for anything done, or omitted to be done by it in good faith and in the absence of negligence and may rely and shall be protected in acting upon any Advice from Counterparty which it reasonably believes to be genuine and authorized. As between the Fund and Custodian, the terms of the Custody Agreement shall apply with respect to any losses or liabilities of such parties arising out of matters covered by this Agreement; for the avoidance of doubt, each Advice from Counterparty shall be considered a “Proper Instruction” under the Custody Agreement and as such is subject to the terms of the Custody Agreement and, in particular, the Fund’s indemnity of the Custodian thereunder. As between Custodian and Counterparty, Counterparty shall indemnify and hold Custodian harmless from and against any losses or liabilities (including reasonable legal fees) imposed on or incurred by Custodian subsequent to the taking of any action, or arising out of any omission, of Custodian in compliance with any Advice from Counterparty, except to the extent that any such loss or liability (i) results from Custodian’s negligence, fraud, recklessness, willful misconduct or bad faith; or (ii) represents special, consequential, punitive, exemplary or incidental damages. In matters concerning or relating to this Agreement, Custodian shall not be liable for the acts or omissions of any of the other parties to this Agreement. In matters concerning or relating to this Agreement, Custodian shall not be responsible for compliance with any statute or regulation regarding the establishment or maintenance of margin credit, including but not limited to Regulations T or X of the Board of Governors of the Federal Reserve System, the OCC or the Securities and Exchange Commission. Custodian shall have no duty to require any cash or securities to be delivered to it or to determine that the amount and form of assets deposited in the Special Custody Account comply with any applicable requirements. Custodian may hold the securities in the Special Custody Account in bearer, nominee, book-entry, or other form and in any depository or clearing corporation (including omnibus accounts), with or without indicating that the securities are held hereunder; provided, however, that all securities held in the Special Custody Account shall be identified on Custodian’s records as subject to this Agreement and shall be in a form that permits transfer at the direction of Counterparty without additional authorization or consent of the Fund.

Neither Custodian nor Counterparty shall be responsible or liable for any losses resulting from nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure, or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the property in the Special Custody Account; or acts of war, terrorism, insurrection or revolution; or acts of God; or any other similar event beyond the control of such party or its agents. Neither Custodian nor Counterparty shall be liable for indirect, special or consequential damages even if advised of the possibility or likelihood thereof. This paragraph shall survive the termination of this Agreement.

          (11) All charges for Custodian’s services under this Agreement shall be paid by the Fund upon presentation of an invoice.

          (12) The Counterparty shall not be liable for any losses, costs, damages, liabilities or expenses suffered or incurred by the Fund as a result of any transaction executed hereunder, or any other action taken or not taken by the Counterparty hereunder for the Fund’s account at Fund’s direction or otherwise, except to the extent that such loss, cost, damage, liability or expense is the result of the Counterparty’s material breach of contract, negligence or willful misconduct.

          (13) No amendment of this Agreement shall be effective unless in writing and signed by an authorized officer of each of the Counterparty, the Fund and Custodian.

          (14) Written communications hereunder, other than an Advice from Counterparty, shall be sent by facsimile-sending device or telegraphed when required herein, hand delivered or mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail, in any such case addressed:

(a)	if to Custodian, to:	State Street Bank and Trust Company 2 Avenue de Lafayette Boston, MA 02111 Attention: J. M. Stratton, Senior Vice President Facsimile No.: 617-662-0071

Telephone No.: 617-662-1776

(b)	if to the Fund, to:	[Name of the relevant Fund] Attention: Ron Palmer Facsimile No.: Telephone No: 914-251-0880

(c)	if to the Counterparty, to:

BNP Paribas
787 Seventh Avenue
New York, NY 10019
Attention: Tomer Seifan
Facsimile No.: 201-850-4602
Telephone No.: 212-471-6565
Attention: Alex Bergelson
Facsimile No.: 201-850-4601
Telephone No.: 212-471-6533

	with a copy to:	BNP Paribas 525 Washington Boulevard Jersey City, NJ 07310 Attention: David Koppel Facsimile No.: 201-850-4618 Telephone No.: 201-850-5391

Copies of Custodian’s confirmations, statements and advices issued pursuant to paragraph 4 should be sent to:

State Street Bank and Trust Company 2 Avenue de Lafayette Boston, MA 02111 Attention: J. M. Stratton, Senior Vice President Facsimile No.: 617-662-0071 Telephone No.: 617-662-1776

          (15) Any of the parties hereto may terminate this Agreement by thirty (30) days prior written notice to the other parties hereto; provided, however, that the status of any Collateral pledged to the Counterparty at the time of such notice shall not be affected by such termination until the release of such pledge pursuant to the terms of the Account Agreement and any applicable Margin Rules. Upon termination of this Agreement or the Custody Agreement, all assets of the Fund held in the Special Custody Account shall be transferred to a successor custodian specified by the Fund and acceptable to the Counterparty in its sole discretion.

          (16) Nothing in this Agreement prohibits the Counterparty, the Fund or Custodian from entering into similar agreements with others in order to facilitate options or other derivatives transactions.

          (17) Custodian has not entered into, and until the termination of this Agreement will not enter into, any agreement with any person (other than the Counterparty) relating to the Special Custody Account and/or any financial asset credited thereto pursuant to which it has agreed, or will agree, to comply with entitlement orders of such person.

          (18) If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such invalid or unenforceable provision or condition were not contained herein.

          (19) All references herein to times of day shall mean the time in New York, New York, U.S.A.

          (20) This Agreement and its enforcement (including, without limitation, the establishment and maintenance of the Special Custody Account and all interests, duties and obligations related thereto) shall be governed by the laws of the State of New York without regard to its conflicts of law rules. This Agreement shall be binding on the parties and any successor organizations thereof irrespective of any change or changes in personnel thereof. The parties to this Agreement hereby submit to the exclusive jurisdiction of the courts of New York, including any appellate courts thereof. The parties to this Agreement also hereby agree to waive their rights to a jury trial.

          (21) This Agreement may be signed in counterparts, all of which shall constitute but one and the same instrument.

          (22) For the sake of clarity and construction, the parties hereto set forth their acknowledgment and agreement that if the Fund is a series of a Registrant then it is not a separately existing legal entity entitled to enter into contractual agreements or to execute instruments and, for these reasons, the registrant named on the signature pages (“Registrant”) (if any) is executing this Agreement and any other document on behalf of such series, as the Fund and that such series will utilize the loans thus made on their behalf. Notwithstanding anything to the contrary in this Agreement, the Fund shall only be liable hereunder for the loans made to such Fund hereunder and interest thereon and for fees and expenses associated therewith, and in no event shall the Fund or its assets be held liable for the loans made to any other series of the Registrant or interest thereon or for the fees and expenses associated therewith nor shall the assets of the Fund be available to satisfy the liabilities of any other series of the Registrant.

          (23) Each of Custodian, the Fund and the Counterparty agrees that it shall maintain, and shall instruct its past, present and future agents, attorneys and accountants to maintain, the confidentiality of the terms of this Agreement, and shall not discuss or disclose, nor authorize such agents, attorneys or accountants to discuss or disclose, directly or indirectly, to any person the existence or terms of this Agreement, other than as may be legally required pursuant to applicable law or regulation. Notwithstanding the foregoing, each party may disclose the existence or terms of this Agreement to any governmental agency or regulatory body having or claiming to have authority to regulate or oversee any aspect of the relevant party’s business in connection with the exercise of such authority or claimed authority. Each of Custodian, the Fund and the Counterparty agrees that there shall be no publicity, directly or indirectly, concerning any aspect of this Agreement.

          (24) The Counterparty may assign its rights or any interest under this Agreement to BNP Paribas Prime Brokerage, Inc. upon the written consent of the Fund and the Custodian, such consent not to be unreasonably withheld.

[Remainder of Page Intentionally Left Blank]

Exhibit A

Registrant: Alpine Equity Trust

Series:
(1) Alpine Emerging Markets Real Estate Fund
(2) Alpine Cyclical Advantage Property Fund
(3) Alpine International Real Estate Equity Fund
(4) Alpine Realty Income & Growth Fund
(5) Alpine Global Infrastructure Fund
(6) Alpine Global Consumer Growth Fund

Registrant: Alpine Series Trust

Series:
(1) Alpine Dynamic Innovators Fund
(2) Alpine Dynamic Financial Services Fund
(3) Alpine Dynamic Transformations Fund
(4) Alpine Dynamic Dividend Fund
(5) Alpine Accelerating Dividend Fund
(6) Alpine Dynamic Balance Fund

Registrant: Alpine Income Trust

Series:
(1) Alpine Ultra Short Tax Optimized Income Fund
(2) Alpine Municipal Money Market Fund

ALPINE EQUITY TRUST, ON BEHALF OF EACH OF ITS SERIES LISTED ON EXHIBIT A ATTACHED HERETO

By:

Title:

ALPINE SERIES TRUST, ON BEHALF OF EACH OF ITS SERIES LISTED ON EXHIBIT A ATTACHED HERETO

By:

Title:

ALPINE INCOME TRUST, ON BEHALF OF EACH OF ITS SERIES LISTED ON EXHIBIT A ATTACHED HERETO

By:

Title:

BNP PARIBAS, ACTING THROUGH ITS NEW YORK BRANCH

By:

Title:

STATE STREET BANK AND TRUST COMPANY

By:

Name: Michael F. Rogers
Title: Executive Vice President

Special Custody and Pledge Agreement

APPENDIX A

To
Special Custody and Pledge Agreement
among State Street Bank and Trust Company,
each series listed on Exhibit A attached hereto, and
BNP Paribas, acting through its New York Branch

Dated: December 1, 2010

AUTHORIZED PERSONS FOR BNP PARIBAS, ACTING THROUGH ITS NEW YORK BRANCH

          Counterparty hereby represents and warrants to the Fund and Custodian that each person specifically identified below has actual authority to act, and as such, is authorized and empowered for and on behalf of Counterparty to deliver Advices from Counterparty.

NAME	TELEPHONE/FAX		SIGNATURE

1. Dave Koppel	Tel.	201-850-5391
	Fax.	201-850-4618

2. Vincent Gazzillo	Tel.	201-850-4163
	Fax:	201-850-6594

3. Dean Anastos	Tel.	201-850-5285
	Fax:	201-850-6594

4. Jeff Hoffmann	Tel:	201-850-5376
	Fax:	201-850-6594

5. Neerav Agrawal	Tel:	212-471-6580
	Fax:	212-471-6353

6. Alex Bergelson	Tel:	212-471-6533
	Fax:	212-471-6353

Authorized by: ______________________________, as duly authorized officer of Counterparty
Name:
Title:
Date:

Appendix B

To
Special Custody and Pledge Agreement
among State Street Bank and Trust Company,
each series listed on Exhibit A attached hereto, and
BNP Paribas, acting through its New York branch

Dated: December 1, 2010

AUTHORIZED PERSONS FOR EACH SERIES LISTED ON EXHIBIT A ATTACHED HERETO

          Custodian and Counterparty are directed to accept and act upon Instructions received from any one of the following persons at Alpine Woods Capital Advisors, LLC, acting as authorized by the Fund.

NAME	TELEPHONE/FAX	SIGNATURE

1.	1.	1.

2.	2.	2.

3.	3.	3.

Authorized by: ______________________________
Name:
Title:
Date: